SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )


                            Student Loan Corporation
          ------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
          ------------------------------------------------------------
                         (Title of Class of Securities)


                                   863902 10 2
                      ------------------------------------
                                 (CUSIP Number)


          ----

          Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

          *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 6 Pages

    CUSIP No. 863902 10 2                  13G                 Page 2 of 6 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Citicorp                  13-2614988

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

       (a)_______


       (b)_______

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware

--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
     NUMBER OF
                                None
       SHARES
                     -----------------------------------------------------------
                       6   SHARED VOTING POWER
    BENEFICALLY
                                None
      OWNED BY
                     -----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER
        EACH
                                None
     REPORTING
                     -----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
       PERSON
                                None
        WITH
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None,  except through its  wholly-owned  subsidiary,  Citibank,  New York
       State

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                See Line 9, above

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                 HC

--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

    CUSIP No. 863902 10 2                  13G                 Page 3 of 6 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                 Citibank, New York State                  16-0636055

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *

       (a)_______


       (b)_______

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

              New York

--------------------------------------------------------------------------------
                       5   SOLE VOTING POWER
     NUMBER OF
                                     16,000,000
       SHARES
                     -----------------------------------------------------------
                       6   SHARED VOTING POWER
    BENEFICALLY
                                     None
      OWNED BY
                     -----------------------------------------------------------
                       7   SOLE DISPOSITIVE POWER
        EACH
                                     16,000,000
     REPORTING
                     -----------------------------------------------------------
                       8   SHARED DISPOSITIVE POWER
       PERSON
                                     None
        WITH
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        16,000,000

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                       80.00%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                  CO

--------------------------------------------------------------------------------
                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                                Page 4 of 6 Pages

  SCHEDULE 13G

  ITEM 1(A) NAME OF ISSUER:                Student Loan Corporation

  ITEM 1(B) ADDRESS OF ISSUER'S PRINCIPAL  99 GARSNEY ROAD
                                           PITTSFORD, NY 14534

  ITEM 2(A) NAMES OF PERSONS:              Citicorp and its wholly-owned
                                           subsidiary, Citibank New York State

  ITEM 2(B) ADDRESS OF PRINCIPAL
            BUSINESS OFFICE:               Citicorp
                                           Citibank New York State
                                           399 Park Avenue
                                           New York, N.Y. 10043

  ITEM 2(C) CITIZENSHIP:                   Citicorp: Delaware;
                                           Citibank New York State: A national
                                           banking association.


  ITEM 2(D) TITLE OF CLASS OF SECURITIES:  Common Stock

  ITEM 2(E) CUSIP NUMBER:                  86390210

  ITEM 3 THE PERSONS FILING THIS SCHEDULE PURSUANT TO EITHER RULE 13D-1(B) OR RULE 13D-2(B) ARE:

  Citicorp:                                (g) Parent Holding Company, in
                                           accordance with ss.240.13d-1 (b) (ii)
                                           (G).
  Citibank New York State                  (b) Bank as defined in ss.3 (a)(6) oF
                                           the Act;

                                                Page 5 of 6 Pages

  ITEM 4   OWNERSHIP

           (a)   Total Amount Beneficially Owned:  16,000,000

           (b)   Percent of Class:                 80.00%

           (c)   Total Number of Shares as to which such persons have:

                 (i)   sole power to vote or to direct the vote
                       16,000,000
                       ----------

                 (ii)  shared power to vote or to direct
                       None
                       ----------

                 (iii) sole power to dispose or to direct
                       the disposition of
                       16,000,000
                       ----------

                 (iv)  shared power to dispose or to
                       direct the disposition of
                       None
                       ----------

  ITEM 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           [x] Not applicable.

           [_] This statement is being filed to report the fact that as of March 31, 1997, the reporting persons had ceased to be the beneficial owners of more than five percent of the securities described.

  ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
           None

  ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
           COMPANY:
           See Items 2(a) and 3.

  ITEM 8   IDENTIFICATION  AND  CLASSIFICATION  OF MEMBERS OF THE GROUP:
           Not applicable.

  ITEM 9   NOTICE OF DISSOLUTION OF GROUP:
           Not applicable.

                                                 Page 6 of 6 Pages


  ITEM 10 CERTIFICATION: By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect. SIGNATURE: After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. NOTE:
           Signatures below are for Citicorp and Citibank, N.A., and those subsidiaries holding the issue, indicated by check below. All data shown is as of March 31, 1997.

           May 15, 1997        CITICORP
           DATE
                                    By /s/George E. Seegers
                                       --------------------------------
                                          George E. Seegers
                                          Assistant Secretary, Citicorp

                                    CITIBANK, N.A.

                                    By /s/George E. Seegers
                                       --------------------------------
                                          George E. Seegers
                                          Vice President, Citibank N.A.

                                    CITIBANK NEW YORK STATE

                                    By /s/Michelle Chen
                                       --------------------------------
                                         Michelle Chen, Assitant Vice President,
                                         Citibank, N.A. for Bernie Zimmer,
                                         Vice President, Citibank N.A.

  Copies to:
  Corporate Secretary